Prospectus Supplement No. 2
(to Prospectus dated August 11, 2008)

PURPLE BEVERAGE COMPANY, INC.

12,325,521 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated August 11, 2008, (the “Prospectus”), which is to be delivered with this prospectus supplement. This prospectus supplement updates the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This prospectus supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	Our Current Report on Form 8-K filed on September 16, 2008.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the Prospectus under “Risk Factors” beginning on page 3 of the Prospectus, as updated by this prospectus supplement.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “PPBV.OB”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 16, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

PURPLE BEVERAGE COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)
Nevada	000-52450	01-0670370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 East Las Olas Blvd, Suite 830 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 462-8757

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on Form 8-K filed on September 4, 2008, with the Securities and Exchange Commission (the “SEC”), Purple Beverage Company, Inc. (the “Company”) sought, and as of September 10, 2008, entered into, amendments to the terms of its Subscription Agreements and warrants sold in its December 2007 private placement.

As a result of the amendments: (i) the Company issued newly-issued shares of restricted common stock, in an amount equal to 15% of the number of shares into which each unexercised $2.00 warrant outstanding was exercisable, and each $2.00 warrant (other than $2.00 warrants exercised or exercisable for registered shares) will be forfeited and cancelled; (ii) the exercise price of all $2.00 warrants registered with the SEC has been adjusted to $0.40 per share; and (iii) the Company issued all previous purchasers of shares of common stock at prices over $0.40 per share additional shares of common stock so that their effective purchase price per share will be equal to $0.40 per share.

Accordingly, after giving effect to the foregoing amendments, the Company issued 7,523,447 shares of common stock and after giving effect of such issuance, the Company’s outstanding common stock will increase to 68,374,896 shares. In addition, the Company has warrants to purchase 4,624,200 shares at an exercise price of $0.40.

Additional terms are set forth in the Company’s Current Report on Form 8-K dated September 4, 2008 filed with the SEC, which are incorporated herein by reference.

Market-Standoff

The terms of the market standoff adopted pursuant to the amendment also provides that the subscribers’ agreements to refrain from sales at the request of an underwriter or placement agent will be limited to a maximum of 9 months. The market standoff will expire no later than 90 days following the date on which the Company enters into an underwriting or placement agent agreement for a public offering. There is also a condition that the Company’s officers, directors and major shareholders will enter into equivalent market standoff agreements. In the event of any modification or release, all subscribers subject to the market standoff will benefit on a pro rata basis and be treated comparably.

Warrant Assignment Agreement

In connection with the amendments, the Company may agree to the assignment and exercise of $2.00 warrants at adjusted exercise prices to be agreed by negotiation, or $0.40 per share as a maximum exercise price. In addition the Company agreed to pursue a registered offering of its securities and to file a registration statement with the SEC and use its best efforts to submit an American Stock Exchange or other national exchange listing application prior to January 30, 2009. The Company does not presently qualify for approval of an original listing application with any national securities exchange and no $2.00 warrants have been exercised.

Consulting Agreement

On September 15, 2008, the Company entered into a consulting agreement (the “Consulting Agreement”) with a consultant (the “Consultant”). The Consulting Agreement will terminate on September 15, 2009 or within 30 days prior written notice of either the Company or Consultant. Consultant will provide consulting services including (i) assisting the Company in formulating potential business and acquisition strategies and (ii) general business advice and business development. For the provision of his consulting services, Consultant will receive 2,500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) in consideration of bridge loans advanced by Consultant and 2,000,000 shares of Common Stock issued under the Company’s 2007 Incentive Plan.

Amendment of 2007 Incentive Plan

On September 15, 2008, the board of directors of the Company amended the 2007 Incentive Plan (the “Plan”) in order to increase the amount of restricted shares or restricted share units that an individual can receive in one Plan Year (as defined in the plan) from 1,000,000 shares to 2,000,000 shares.

Waiver

On September 15, 2008, Theodore Farnsworth, Chief Executive Officer waived all right to receive 2,000,000 shares of Common Stock granted pursuant to options exercisable under the 2007 Incentive Plan (the “Plan”) of Venture Beverage Company, which options were cancelled, deemed null and void, have no further effect and are now available for re-issuance under the Plan. The Company will issue 2,000,000 shares of restricted stock to the Consultant pursuant to the Plan.

The foregoing is not a complete summary of the terms of the material agreements described in this Item 1.01, and reference is made to the complete text of all material agreements described in Item 9.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 12, 2008, the Company issued a Promissory Note in favor of a lender (the “Note”) in the principal amount of $500,000. The Note bears interest on the unpaid principal balance at a rate of 5% per annum. All principal and accrued interest on the Note is due and payable on October 13, 2008. If the Company defaults on the Note, the Company will be obligated to pay interest on amounts past due at a rate of 18% per annum. At present, the Company has received $250,000 subject to the terms of Note.

The foregoing is not a complete summary of the terms of the material agreements described in this Item 2.03, and reference is made to the complete text of all material agreements described in Item 9.01.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 8, 2008, the Company issued a promissory note in favor of Chelsea Development International LTD in the principal amount of $250,000 (the “Chelsea Note”). The Chelsea Note matured on September 8, 2008. Accordingly, the Company is currently in default under the terms of the Chelsea Note.

On June 6, 2008 the Company, issued to Ben Rabinowitz (“Rabinowitz”) a promissory note in the outstanding principal amount of $250,000 (the “First Rabinowitz Note”). On June 24, 2008 the Company, issued Rabinowitz a promissory note in the outstanding principal amount of $250,000 (the “Second Rabinowitz Note” and collectively with the First Rabinowitz Note, the “Rabinowitz Notes”). The First Rabinowitz Note matured on August 6, 2008. The Second Rabinowitz Note matured on August 24, 2008. The Company has the ability to extend the maturity date of each of the Rabinowitz Notes for up to two 30-day periods in exchange for the Company’s prompt issuance of 25,000 shares of Common Stock for each 30-day extension for each Rabinowitz Note. Additionally, in accordance with the terms of the Rabinowitz Notes, an event of default has occurred as a result of the default under the Chelsea Note.

On July 16, 2008, the Company issued a promissory note to Jay-2 Investments, LLC in the principal amount of $1,000,000 (the “Jay-2 Note”). In accordance with the terms of the of the Jay-2 Note, an event of default has occurred as a result of the default under the Rabinowitz Notes and the Chelsea Note. Upon the occurrence of the default, the interest rate on the Jay-2 Note became 18% per annum.

The Company is currently in discussions with its various lenders regarding the extensions of the maturity date of the notes, as applicable, and/or waivers with respect to each of the notes in default.

The foregoing is not a complete summary of the terms of the material agreements described in this Item 2.04, and reference is made to the complete text of all material agreements described in Item 9.01.

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2008, Michael W. Wallace, Chief Financial Officer of the Company ceased to perform his respective duties. On September 15, 2008, the board of directors of the Company appointed Theodore Farnsworth as the principal financial and principal accounting officer of the Company.

Theodore Farnsworth, 46, has served as the Company’s chief executive officer, president, secretary and as a director since December 2007. Mr. Farnsworth was the chief executive officer, president, secretary and as a director of Venture Beverage Company from May 2007 to December 2007. From September 2001 to October 2007, Mr. Farnsworth served as chairman of Xstream Beverage Network, Inc. and from November 2004 to November 2007, Mr. Farnsworth served as Xstream Beverage Network, Inc.’s chief executive officer. Prior to that, from April 1998 to March 2001, Mr. Farnsworth served as chairman and founder of Farmbid.com, an agricultural Internet portal site. From May 1997 to March 1998, Mr. Farnsworth was president of Fontal Restaurant Group, Inc., parent of Burrito Grill restaurants.

In July 2008, the Company issued two short-term notes payable to Theodore Farnsworth, totaling $200,000 and, bearing annual interest of 2.42%, with unspecified maturity periods. The notes were each for $100,000, and one of the $100,000 notes was repaid in July 2008.

Item 7.01.	Regulation FD Disclosure.

The Company authorized additional amendments to the Subscription Agreements, and the 2007 Warrants subject to receipt of approval required under the Subscription Agreement. Upon receipt by the Company of the requisite consents as set forth in the Subscription Agreement and acceptance by the Company, the prior amendment to the Subscription Agreement will be amended to confirm that the exercise price of the $2.00 warrants assigned by the holder thereof shall be the price determined by negotiation by the Company and any holder or assignee thereof. All applicable anti-dilution, price protection and most favored nations provisions of the Subscription Agreement will be determined in accordance with the to be negotiated exercise price of the $2.00 warrants. In addition, the proposed amendment eliminates the requirement that the Company to obtain approval to file a registration statement with the SEC.

The foregoing is not a complete summary of the terms of the material agreements described in this Item 7.01, and reference is made to the complete text of all material agreements described in Item 9.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Form of Subscription Agreement, dated as of December 12, 2007

10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007

10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008

10.4***	Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.5***	Form of Warrant Assignment Agreement

10.6	Amendment No. 3 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.7	500,000 Promissory Note, dated September 12, 2008

10.8	Consulting Agreement dated September 15, 2008

10.9	Amendment No. 1 to 2007 Incentive Plan

10.10	Waiver Letter executed by Theodore Farnsworth dated September 15, 2008

10.11****	$250,000 Promissory Note to Chelsea Development International LTD, dated August 8, 2008

10.12****	$1,000,000 Promissory Note to Jay-2 Investments, LLC dated July 16, 2008

* Previously filed as Exhibits 10.7 and 10.8, respectively to Current Report on Form 8-K/A filed December 17, 2007.
** Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008.
*** Previously filed as Exhibits 10.4 and 10.5, respectively to Current Report on Form 8-K filed September 3, 2008.
**** Previously filed as Exhibits 10.2 and 10.6, respectively to Current Report on Form 8-K filed September 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Purple Beverage Company, Inc.

Dated: September 16, 2008	By:	/s/ Theodore Farnsworth
		Name:	Theodore Farnsworth
		Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1*	Form of Subscription Agreement, dated as of December 12, 2007

10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007

10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008

10.4***	Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.5***	Form of Warrant Assignment Agreement

10.6	Amendment No. 3 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.7	500,000 Promissory Note, dated September 12, 2008

10.8	Consulting Agreement dated September 15, 2008

10.9	Amendment No. 1 to 2007 Incentive Plan

10.10	Waiver Letter executed by Theodore Farnsworth dated September 15, 2008

10.11****	$250,000 Promissory Note to Chelsea Development International LTD, dated August 8, 2008

10.12****	$1,000,000 Promissory Note to Jay-2 Investments, LLC dated July 16, 2008

* Previously filed as Exhibits 10.7 and 10.8, respectively to Current Report on Form 8-K/A filed December 17, 2007.
** Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008.
*** Previously filed as Exhibits 10.4 and 10.5, respectively to Current Report on Form 8-K filed September 3, 2008.
**** Previously filed as Exhibits 10.2 and 10.6, respectively to Current Report on Form 8-K filed September 9, 2008.

AMENDMENT NO. 3 TO SUBSCRIPTION AGREEMENT AND TO COMMON STOCK
PURCHASE WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
PURPLE BEVERAGE COMPANY, INC.

This Amendment to the Subscription Agreement and to Common Stock Purchase Warrant to purchase shares of common stock, par value $0.001 per share (the “Common Stock”) of Purple Beverage Company, Inc. (this “Amendment”), is effective as of September __, 2008, by Purple Beverage Company, Inc., a Nevada corporation (the “Company”), and the undersigned holder (the “Holder”). The Company and Holder are, together, the “Parties.”

RECITALS

WHEREAS, effective December 12, 2007, the Company and the Holder entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Company sold and issued to Holder certain Shares (as defined therein) and granted to Holder a Common Stock Purchase Warrant to purchase shares of Common Stock of the Company, which warrant was dated and issued as of December 12, 2007 (the “2007 Warrant”), and entitled Holder, upon exercise thereof in accordance with the terms contained therein, to purchase up to that number of shares of Common Stock specified therein (the “2007 Underlying Shares”) at an exercise price (the “Purchase Price” as defined in the 2007 Warrant) of $2.00 per share;

WHEREAS, the Company and Holders have entered into Amendment No. 2 to the Subscription Agreement and 2007 Warrant (the “Prior Consent”) and desire to further amend the Subscription Agreement and 2007 Warrant as set forth herein; and

WHEREAS, pursuant to the Prior Consent the Parties have contemplated the assignment and exercise of the 2007 Warrants exercisable for registered 2007 Underlying shares and desire to confirm the Holder’s assignment of 2007 Warrants upon the actual exercise at a price determined by the Company and assignee thereof and to confirm all applicable anti-dilution, price protection and most favored nations provisions of the Subscription Agreement, 2007 Warrants and related agreements continue to provide for adjustment to the outstanding, uncancelled securities of the Company held by the Holders as is applicable to the actual agreed exercise price of the assigned 2007 Warrants;

NOW, THEREFORE, in consideration of the premises, the covenants made herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Consent and Amendment of Warrant. The undersigned Holder (in each of the Holder’s capacity as Subscriber and as a Holder of 2007 Warrants for the purposes of such consent inasmuch as the separate consent is required for each of such purposes) hereby consents to the assignment of  2007 Warrants, the 2007 Underlying Shares of Common Stock of which have been registered for resale with the Securities and Exchange Commission, and all other transactions, amendments, modifications and waivers to the Subscription Agreement and 2007 Warrants as contemplated herein, provided the exercise price of such 2007 Warrants shall be the price determined by negotiation by the Company and any Holder or assignee thereof. All provisions of the Prior Consent or the assignement which made reference to a specific exercise price for 2007 Warrants is hereby amended for the purpose of deleting any such reference and the approvals therein shall not require a specific exercise price of 2007 Warrants following the Effective Date (as defined in the Prior Consent).

2.	Amendment of Section 9(p) of the Subscription Agreement. Section 9(p) of the Subscription Agreement is amended in its entirety to read as follows:

“(p) Intentionally Omitted.”

IN WITNESS WHEREOF, the Parties hereto have executed or have caused a duly authorized officer to execute this Amendment all effective as of the day and year first above written.

PURPLE BEVERAGE COMPANY, INC.

By: ______________________________________
Theodore Farnsworth, Chief Executive Officer

HOLDER:

I hereby consent to the amendments set forth herein:

______________________________________                         September __, 2008
Name:
Title:

PROMISSORY NOTE

$500,000.00	September 12, 2008

FOR VALUE RECEIVED, the undersigned, PURPLE BEVERAGE COMPANY, INC., a Nevada corporation ("Debtor"), promises to pay to the order of Barry Honig., or its successors or assigns ("Lender"), on October 13, 2008 ("Maturity Date"), at 551 Fifth Avenue, Suite 1601, New York, New York 10176, or at such other place as the Lender may designate from time to time in writing to the Debtor, in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars and no cents ($500,000.00), together with interest on the unpaid principal balance of this Note from the date hereof until paid at five percent (5%) per annum. In the event of Debtor's default hereunder, interest on amounts past due pursuant to this Note shall be paid at a rate of eighteen percent (18%) per annum. Interest shall be computed on the basis of a 360-day year.

The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

In the event of default hereunder such that this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, Debtor agrees to pay reasonable attorney’s fees and expenses of collection.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Exclusive jurisdiction relating to this Note shall vest in courts located in New York State.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note the date and year first above written.

PURPLE BEVERAGE COMPANY, INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 15, 2008, by and between Purple Beverage Company, Inc., a Nevada corporation (the “Company”) and Barry Honig, an individual (the “Consultant”).

Recitals

WHEREAS, the Company has a pre-existing relationship with Consultant and Consultant has previously discussed with the Company his skills and relationships and has offered to make introductions useful to the Company, and has advanced certain funds as short-term bridge loans to the Company and Company now desires to engage Consultant to provide certain Services (as defined in Section 3 below) for compensation, and Consultant desires to provide the Services to the Company, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Engagement. The Company hereby engages Consultant to provide the Services during the Term (as defined below), and Consultant hereby accepts such engagement to provide the Services during the Term (the “Engagement”).

2.     Term of Engagement; Termination.

a.  Term. The Engagement shall commence on the date hereof and shall terminate on the first anniversary of the date hereof, unless earlier terminated in accordance with Section 2(b) below (the “Term”).

b.  Termination. This Agreement may be terminated by Consultant or the Company at any time upon thirty (30) days prior written notice of such termination to the other party.

c.  Effect of Termination. In the event of a termination of this Agreement, (i) Consultant shall still be entitled to receive all of the Consulting Shares (as defined in Section 4) and (ii) the Company shall reimburse Consultant for all expenses previously approved by the Company incurred by Consultant in connection with Consultant’s Engagement.

3.  Services to be Provided by Consultant. During the Term, Consultant shall provide services to the Company as set forth on Exhibit A, as well as any other services that are mutually agreed between the parties hereto (collectively, the “Services”). The parties hereto acknowledge and agree that the Services to be provided are in the nature of advisory services only, and Consultant shall have no responsibility or obligation for execution of the Company’s business or any aspect thereof nor shall Consultant have any ability to obligate or bind the Company in any respect. Consultant shall have control over the time, method and manner of performing the Services. Consultant shall render such services as are from time to time requested by the Chief Executive Officer of the Company, Theodore Farnsworth.

4.  Compensation. In consideration for the Services to be provided hereunder, Consultant shall receive, promptly after the execution of this Agreement, as a consulting fee, 4,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Consulting Shares”) consisting of 2,500,000 shares in consideration of bridge loans advanced by Consultant and 2,000,000 shares issued under the Company’s 2007 Incentive Plan.

5.  Piggy-Back Registration Rights.

(a) The Company shall notify Consultant in writing at least twenty (20) days prior the filing of any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a public offering of shares of the Company's common stock (the “Common Stock”) (including, but not limited to, registration statements relating to secondary offerings of securities of the Company but excluding any registration statements (i) on Form S-4 or S-8 (or any successor or substantially similar form), or of any employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan, or a dividend reinvestment plan, (ii) otherwise relating to any employee, benefit plan or corporate reorganization or other transactions covered by Rule 145 promulgated under the Securities Act, or (iii) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the resale of the Consulting Shares and will afford Consultant an opportunity to include in such registration statement all or part of the Consulting Shares held by Consultant. In the event Consultant desires to include in any such registration statement all or any part of the Consulting Shares held by Consultant, Consultant shall within ten (10) days after the above-described notice from the Company, so notify the Company in writing, including the number of such Consulting Shares Consultant wishes to include in such registration statement. If Consultant decides not to include all of his Consulting Shares in any registration statement thereafter filed by the Company Consultant shall nevertheless continue to have the right to include any Consulting Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to the offering of the securities, all upon the terms and conditions set forth herein.

(b) In connection with its obligation under this Section 5, the Company will (i) furnish to Consultant without charge, at least one copy of any effective Registration Statement and any post-effective amendments thereto, including financial statements and schedules, and, if Consultant so requests in writing, all documents incorporated therein by reference and all exhibits (including those incorporated by reference) in the form filed with the Securities and Exchange Commission; and (ii) deliver to Consultant and the underwriters, if any, without charge, as many copies of the then effective the prospectus included the Registration Statement, as the same may be amended or supplemented, (including such prospectus subject to completion) (the “Prospectus”) and any amendments or supplements thereto as such Persons may reasonably request.

(c) As a condition to the inclusion of his Consulting Shares, Consultant shall furnish to the Company such information regarding Consultant and his affiliates and the distribution proposed by Consultant as the Company may request in writing or as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

(d) Consultant agrees by acquisition of Consulting Shares that, upon receipt of any notice from the Company of the happening of any event that, in the good faith judgment of the Company’s Board of Directors, requires the suspension of Consultant ’s rights under this Section 5, Consultant will forthwith discontinue disposition of Consulting Shares pursuant to the then current Prospectus until Consultant is advised in writing by the Company that the use of the Prospectus may be resumed. If so directed by the Company, on the happening of such event, Consultant will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in buyer’s possession, of the Prospectus covering such Consulting Shares at the time of receipt of such notice.

(e) Consultant hereby covenants with the Company (i) not to make any sale of Consulting Shares without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Consulting Shares are to be sold by any method or in any transaction other than on a national securities exchange, the Nasdaq National market, Nasdaq SmallCap Market or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least 5 business days prior to the date on which Consultant first offers to sell any such Consulting Shares.

(f) Consultant acknowledges and agrees that the Consulting Shares sold pursuant to the Registration Statement described in this Agreement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Consulting Shares is accompanied by a certificate reasonably satisfactory to the Company to the effect that (x) the Consulting Shares have been sold in accordance with such Registration Statement and (y) the requirement of delivering a current Prospectus has been satisfied.

(g) Consultant shall not take any action with respect to any distribution deemed to be made pursuant to such Registration Statement, which would constitute a violation of Regulation M under the Securities Exchange Act of 1934, as amended, or any other applicable rule, regulation or law.

(h) Upon the expiration of the effectiveness of any Registration Statement, Consultant shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of his intention to remove from registration the shares covered by such Registration Statement which remain unsold, and Consultant shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company

(i) In the case of the registration of any underwritten primary offering initiated by the Company (other than any registration by the Company on Form S-4 or Form S-8 (or any successor or substantially similar form), or of (i) an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan, or (ii) a dividend reinvestment plan) or any underwritten secondary offering initiated at the request of a holder of securities of the Company pursuant to registration rights granted by the Company, Consultant agrees not to effect any public sale or distribution of securities of the Company, except as part of such underwritten registration, during the period beginning fifteen (15) days prior to the closing date of such underwritten offering and during the period ending ninety (90) days after such closing date (or such longer period as may be reasonably requested by the Company or by the managing underwriter or underwriters).

(j) Anything to the contrary contained in this Agreement notwithstanding, when, in the opinion of counsel for the Company, registration of the Consulting Shares is not required by the Securities Act, in connection with a proposed sale of such Consulting Shares, Consultant shall have no rights pursuant to this Section 5. In furtherance and not in limitation of the foregoing, Consultant shall have no rights pursuant to this Section 5 at such time as all of Consultant’s Consulting Shares may be sold in a three-month period pursuant to Rule 144.

6.  Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in providing the Services hereunder no later than thirty (30) days after the submission of an invoice evidencing such expenses in a form reasonably satisfactory to the Company; provided that the Company shall not be obligated to reimburse Consultant for expenses if incurred without the Company’s prior written approval.

7.  No Exclusivity. The Company hereby acknowledges and agrees that nothing in this Agreement shall prohibit Consultant from continuing to provide services similar to the Services to other companies or otherwise engaging in Consultant’s business activities.

8.  Independent Contractor Status. It is understood and agreed that in the performance of the Services hereunder, Consultant is acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with, the Company. Consultant acknowledges that no income, social security or other taxes will be withheld or accrued by the Company, on Consultant’s behalf. Neither the Company nor Consultant has the authority to bind the other in any agreement without the prior written consent of the entity to be bound.

9.  Confidentiality. In connection with Consultant’s Engagement, it is contemplated that the Company will not supply Consultant with non-public or proprietary information concerning the Company and its business and operations and affiliates without the prior written agreement of Consultant to receive such Confidential Information (“Confidential Information”).

10.  Publicity. No party hereto shall disclose the existence or terms of this Agreement to any person or entity without the prior written consent of the other party hereto.

11.  Legal Representation. Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that counsel to the Company has represented Consultant in connection with various legal matters and each party waives any conflicts of interest or other allegations that it has not been represented by its own counsel.

12.  Consultant Representations. In connection with the Consulting Shares to be acquired by Consultant hereunder, Consultant represents and warrants to the Company that:

a.  Consultant acknowledges that Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers to other representatives of the Company concerning an investment in the Consulting Shares, and any additional information which Consultant has requested.

b.  Consultant has had experience in investments in restricted and publicly traded securities, and has had experience in investments in speculative securities and other investments which involved the risk of loss of investment. Consultant acknowledges that an investment in the Consulting Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment and Consultant can afford the risk of loss of his entire investment in the Consulting Shares.

c.  Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

d.  Consultant is acquiring the Consulting Shares for Consultant’s own account for investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

13.  General Terms.

a. Any notice to be given hereunder by a party to any other party hereto may be effectuated in writing by personal delivery, by mail, registered or certified, postage prepaid, with return receipt requested, or by facsimile or other electronic transmission and addressed to such party at the address set forth on the signature page below.

b. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect.

c. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York for the adjudication of any dispute hereunder or in connection herewith or with respect to the enforcement of this Agreement, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

d. This Agreement embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, arrangements or understandings with respect to the subject matter hereof, whether oral or written.

e. This Agreement may not be modified except in a writing signed by the parties hereto.

f. No term of this Agreement may be waived, except in a writing signed by the party hereto entitled to the benefit of such term.

g. Each party hereto represents and agrees that such party is authorized to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms. This Agreement may not be assigned by any party.

h. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Purple Beverage Company, Inc.

/s/ Barry Honig	By:	/s/ Theodore Farnsworth
Barry Honig		Name: Theodore Farnsworth
Title: Chief Executive Officer

Address for Notice:	Address for Notice:

Barry Honig 595 S. Federal Hwy. Suite 600 Boca Raton, FL 33432	Theodore Farnsworth, Chief Executive Officer Purple Beverage Company, Inc. 450 East Las Olas Blvd. Suite 830 Fort Lauderdale, Florida 33301

EXHIBIT A

Services

A.	Assist the Company in formulating potential business and acquisition strategies.

B.	General business advice and business development.

AMENDMENT NO.1 TO THE
2007 INCENTIVE PLAN
OF
PURPLE BEVERAGE COMPANY, INC.

This Amendment No. 1 (the “Amendment”) to the 2007 Incentive Plan (the “Plan”) of Purple Beverage Company, Inc. (the “Company”) is made effective as of the 15th day of September, 2008. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

The Plan is hereby amended by deleting the text of Section 4.3(c) thereof in its entirety and replacing it with the following:

“Restricted Shares or Restricted Share Units: The maximum aggregate grant with respect to Awards of Restricted Shares or Restricted Share Units in any one Plan Year to any one Participant shall be 2,000,000 Shares.”

Except as modified and amended hereby, the Plan remains in full force and effect with no further amendment or modification.

IN WITNESS WHEREOF, Purple Beverage Company, Inc. has caused its duly authorized officer to execute this instrument of amendment this 15th day of September, 2008.

PURPLE BEVERAGE COMPANY, INC.

By:	/s Theodore Farnsworth

CONSENT LETTER

I, Theodore Farnsworth, hereby waive all rights to receive 2,000,000 shares of common stock, par value $0.001 per share, of Purple Beverage Company, Inc. granted pursuant to options exercisable under the 2007 Incentive Plan (the “Plan”) of Venture Beverage Company, which options are hereby cancelled and shall be deemed to be null and void and have no further effect and shall be available for re-issuance under the Plan.

Dated: September 15, 2008

/s/ Theodore Farnsworth
Name: Theodore Farnsworth